Contact:	EVC Group	RITA Medical Systems, Inc.
	Investors:	Stephen Pedroff, VP Marketing Communications
	Doug Sherk/Jennifer Beugelmans	510-771-0400
	dsherk@evcgroup.com	spedroff@ritamed.com
415-896-6820

Media:
Steve DiMattia
sdimattia@evcgroup.com
646-277-8706

RITA MEDICAL APPOINTS MICHAEL ANGEL AS CHIEF FINANCIAL OFFICER

Mr. Angel Brings More Than 27 Years of Financial Management and Corporate Development Expertise to RITA

FREMONT, CA, October 18, 2005—RITA Medical Systems (Nasdaq: RITA), today announced the appointment of Michael D. Angel, (49) as its new Chief Financial Officer effective immediately. Mr. Angel brings more than 27 years of financial and operational management, as well as corporate development, expertise to RITA Medical.

“Michael brings to RITA a well rounded and sophisticated career in financial management and corporate development,” said Joseph DeVivo, President and Chief Executive Officer. “When we initiated our search for a new chief financial officer, our key criteria included strong public accounting knowledge, expertise in strategic corporate development and transaction management, in-depth Sarbanes-Oxley experience, and the proven ability to build a team. Michael’s accomplishments in all of these critical areas demonstrate his long track record of successful strategic planning and execution and I’m delighted to welcome him to RITA Medical,” Mr. DeVivo concluded.

Since 2004, Mr. Angel had been Chief Financial Officer of Proxim Corporation, a publicly traded company that provided wireless networking products, the assets of which were recently acquired by Terabeam Wireless. Prior to the acquisition Proxim had annual sales of approximately $100 million. Mr. Angel also held the position of Chief Financial Officer of Spectrian Corporation, a publicly held provider of wireless infrastructure systems. In addition he has held several senior level financial positions with National Semiconductor Corporation and served as Vice President and Worldwide Controller of Hitachi Data Systems Corporation. Mr. Angel is a Certified Public Accountant and was a Senior Audit Manager with Price Waterhouse (now known as PricewaterhouseCoopers, LLP). Mr. Angel received his Bachelor of Science Degree in Business Administration with an accounting concentration from the California State University, Chico.

“I’m very excited to join the RITA organization, particularly given how well positioned the company is to improve people’s lives and provide cost-effective medical solutions and therapies,” said Mr. Angel. “I admire the mission of this company and am eager to contribute to the successful execution of our strategies as we focus on building shareholder returns,” he concluded.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The product line also includes the Habib 4X™ surgical resection device which coagulates a “resection plane” and is designed to facilitate surgical resection of highly vascularized tissue with reduced blood loss. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, the Company’s ability to achieve its sales revenue goals, and the Company’s ability to achieve and sustain profitability, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.